UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Chemomab Therapeutics Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 28, 2022

Dear Shareholder,

You are cordially invited to attend the 2022 annual general meeting of the shareholders (the “Annual General Meeting”) of Chemomab Therapeutics Ltd. (“we,” “us,” “our,” “Chemomab” or the “Company” or “our company”) to be held at 4:30 p.m., local time, on June 7, 2022, at Meitar | Law Offices, located at 16 Abba Hillel Road, 10th floor, Ramat Gan 5250608, Israel.

At the Annual General Meeting, shareholders will vote on the matters listed in the enclosed Notice of Annual General Meeting of Shareholders. We look forward to greeting personally those shareholders who are able to be present at the Annual General Meeting; however, whether or not you plan to attend in person, it is important that your shares be represented. Holders of our American Depositary Shares (“ADSs”) will receive voting instruction cards either electronically or by physical mail, depending on the delivery instructions such holder has provided to its bank or broker. Please promptly vote your shares by marking, signing, dating and returning the voting instruction card in the enclosed envelope or by submitting your voting instructions online or by phone (if permitted to do so, as described in the voting instruction card that you receive).

Your vote is important, whether or not you attend the meeting in person. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting. If you decide to attend the meeting and vote in person, your proxy may be revoked at your request.

Thank you for your cooperation and continued support.

Sincerely,

/s/ Dale Pfost
Dale Pfost
Chairman of the Board, Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF

SHAREHOLDERS TO BE HELD ON JUNE 7, 2022

To the Shareholders of Chemomab Therapeutics Ltd.:

The Annual General Meeting of Shareholders of Chemomab Therapeutics Ltd. will be held at the following time, date and place for the following purpose:

TIME:          4:30 p.m. local time

DATE:          June 7, 2022

PLACE:        Meitar | Law Offices, located at 16 Abba Hillel Road, 10th floor, Ramat Gan 5250608, Israel

PURPOSE:

The agenda for the Annual General Meeting is as follows:

1.
Election of two Class I directors to serve on our board of directors for a term of three years or until their successors are elected and qualified, for which Dr. Nissim Darvish and Joel Maryles are the nominees.

2.	Approval of an amendment to the terms of compensation of Dr. Adi Mor, the Company’s Co-Founder, Chief Scientific Officer and Class III Director.

3.	Approval of additional equity grants to certain of the Company's directors and certain changes to the Company’s director compensation package, all in compliance with the Company's Compensation Policy.

4.	Ratification of the appointment of Somekh Chaikin, a Member Firm of KPMG International, as our independent registered public accounting firm for the year ending December 31, 2022.

In addition, shareholders will consider the Company’s audited financial statements for the year ended December 31, 2021.

The foregoing proposals are described more fully in the enclosed proxy statement, which we urge you to read in its entirety.

The affirmative vote of the holders of a majority of the voting power represented at the Annual General Meeting in person or by proxy and voting thereon is necessary for the approval of each proposal.

Shareholders of record at the close of business on April 28, 2022 are entitled to vote at the Annual General Meeting. A list of shareholders of record will be available at the Annual General Meeting and, during the 10 days prior to the Annual General Meeting, at the office of our Corporate Secretary (or, in the absence thereof, by the Chief Executive Officer of the Company) at our registered office in Israel, Kiryat Atidim, Building 7, Tel Aviv, 6158002, Israel.

Please sign, date and promptly return the enclosed voting instruction card or proxy card in the enclosed envelope or submit your voting instructions online or by phone (if permitted to do so, as described in the voting instruction card that you receive) so that your shares will be represented whether or not you attend the Annual General Meeting.

/s/ Dale Pfost Dale Pfost Chairman of the Board, Chief Executive Officer	BY ORDER OF THE BOARD OF DIRECTORS April 28, 2022

CHEMOMAB THERAPEUTICS LTD.

Kiryat Atidim,
Building 7 Tel Aviv,
Israel 6158002
+972-77-331-0156

PROXY STATEMENT FOR CHEMOMAB
THERAPEUTICS LTD. ANNUAL GENERAL MEETING
OF SHAREHOLDERS
TO BE HELD ON JUNE 7, 2022

GENERAL INFORMATION ABOUT THE ANNUAL GENERAL MEETING

Why Did You Send Me this Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because the board of directors (the “Board”) of Chemomab Therapeutics Ltd. (“we,” “us,” “our,” the “Company,” “our company” or “Chemomab”) is soliciting your proxy to vote at the Annual General Meeting of Shareholders (the “Annual General Meeting”) and any adjournments of the Annual General Meeting to be held at 4:30 p.m., local time, on June 7, 2022 at Meitar | Law Offices, located at 16 Abba Hillel Road, 10th floor, Ramat Gan 5250608, Israel. This proxy statement, along with the accompanying Notice of Annual General Meeting of Shareholders, summarizes the purpose of the Annual General Meeting and the information you need to know to vote at the Annual General Meeting. We anticipate that on or about May 4, 2022, we will begin sending this proxy statement, the attached Notice of Annual General Meeting and the form of proxy enclosed to all shareholders entitled to vote at the Annual General Meeting.

Who Can Vote?

Only holders of record of ordinary shares or ADSs representing the Company’s ordinary shares (collectively, the “Shares”) on April 28, 2022 (the “record date”) are entitled to vote at the Annual General Meeting. On the record date, there were 228,090,300 ordinary shares (equivalent to 11,404,515 ADSs) outstanding and entitled to vote.

You do not need to attend the Annual General Meeting to vote your Shares. Shares represented by valid proxies, received in time for the Annual General Meeting and not revoked prior to the Annual General Meeting, will be voted at the Annual General Meeting.

How Many Votes Do I Have?

Each ordinary share that you own entitles you to one vote. Each ADS represents twenty (20) of our ordinary shares.

How Do I Vote?

Whether you plan to attend the Annual General Meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the Annual General Meeting.

If your Shares are registered directly in your name through our transfer agent, or you have share certificates, and you are a shareholder of record, you may vote:

•
By mail. Complete, date, sign and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your Shares voted, they will be voted as recommended by our Board.

•
In person at the meeting. If you attend the Annual General Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual General Meeting.

If your ADSs are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your Shares and can generally do so as follows:

•	By mail. You will receive instructions from your broker or other nominee explaining how to instruct them to vote your Shares.

•	By Phone and/or Online.

•
Beneficial Holders can complete and submit voting instructions online at www.ProxyVote.com, in accordance with the instructions provided on the voting instruction card that you receive, or by calling 1-800-454-8683.

•	Registered Holders can complete and submit voting instructions online at www.proxypush.com/CMMB in accordance with the instructions on the voting instruction card you receive.

•
In person at the Annual General Meeting. Contact the broker or other nominee who holds your Shares to obtain a broker’s proxy card and bring it with you to the Annual General Meeting. You will not be able to vote at the Annual General Meeting unless you have a proxy card from your broker.

What am I Voting On?

You are voting on:

1.	Election of two Class I directors to serve on our Board for a term of three years or until their successors are elected and qualified, for which Nissim Darvish and Joel Maryles are the nominees.

2.	Approval of an amendment to the terms of compensation of Dr. Adi Mor, the Company’s Co-Founder, Chief Scientific Officer, and Class III Director.

3.	Approval of additional equity grants to certain of the Company's directors and certain changes to the Company’s director compensation package, all in compliance with the Company's Compensation Policy.

4.	Ratification of the appointment of Somekh Chaikin, a Member Firm of KPMG International, as our independent registered public accounting firm for the year ending December 31, 2022.

You will also be voting on any other business as may properly come before the Annual General Meeting or any adjournments, postponements, or continuations thereof.

How does the Board Recommend that I Vote at the Annual General Meeting?

The Board recommends that you vote as follows:

•	“FOR” the proposals to elect Messrs. Darvish and Maryles to the Board;

•	"FOR” the proposal to approve an amendment to the terms of compensation of Dr. Adi Mor, the Company’s Co-Founder, Chief Scientific Officer, and Class III Director;

•
"FOR” the proposal to approve additional equity grants to certain of the Company's directors and certain changes to the Company’s director compensation package, all in compliance with the Company's Compensation Policy;  and

•	“FOR” the proposal to ratify the appointment of Somekh Chaikin, a Member Firm of KPMG International, as our independent registered public accounting firm for the year ending December 31, 2022.

If any other matter is properly presented at the Annual General Meeting or any adjournment, the proxy card provides that your Shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the Annual General Meeting, other than those discussed in this proxy statement.

What Constitutes a Quorum for the Annual General Meeting?

Due to the Nasdaq listing rules applicable to our company, of the 228,090,300 ordinary shares (equivalent to 11,404,515 ADSs) outstanding as of the record date, the holders of at least 33 1/3% of those ordinary shares, or at least 76,030,100 ordinary shares (equivalent to 3,801,505 ADSs), must be present at the meeting in person or represented by proxy to hold the meeting and conduct business. Once a quorum is established at a meeting, it shall not be broken by the withdrawal of enough votes to leave less than a quorum. Shares held by shareholders of record who are present at the meeting in person or by proxy are counted for purposes of determining whether a quorum exists. Abstentions and “broker non-votes” are also counted as present for purposes of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What are “broker non-votes” and what effect do they have on the proposals?

Broker non-votes occur when a broker, bank, or other nominee holds shares in “street name” for a beneficial owner and that nominee does not vote the shares because it (i) has not received voting instructions from the beneficial owner and (ii) lacks discretionary voting power to vote those shares with respect to a particular proposal. Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business but will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares, which include the proposal to ratify Somekh Chaikin, a Member Firm of KPMG International, as our independent registered public accounting firm for the year ending December 31, 2022. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, which include all other proposals described in this proxy statement.

If you hold your shares in street name, it is critical that you provide your broker, bank, or other nominee with instructions on how to cast your vote if you want it to count in the election of directors (Proposal No. 1), the approval of the amendment to the terms of compensation of Dr. Adi Mor (Proposal No. 2), and the approval of additional equity grants to certain of our directors and certain changes to our directors’ compensation package (Proposal No. 3) described in this proxy statement. If you hold your shares in street name, and you do not instruct your broker, bank, or other nominee how to vote, then it will not be voted for any of Proposals 1, 2 or 3.

If any other routine matters are properly brought before the annual meeting in addition to Proposal No. 4, then brokers holding shares in street name may vote those shares in their discretion for any such routine matters.

What are the Voting Requirements to Approve the Proposals?

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to elect Messrs. Darvish and Maryles to the Board.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to approve the amended terms of compensation of Dr. Adi Mor, the Company’s Chief Scientific Officer and Class III Director.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to approve additional equity grants to certain of the Company's directors and certain changes to the Company’s director compensation package, all in compliance with the Company's Compensation Policy.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify the appointment of Somekh Chaikin, a Member Firm of KPMG International, as our independent registered public accounting firm for the year ending December 31, 2022.

The affirmative vote of the holders of a majority of the voting power represented at the Annual General Meeting in person or by proxy and voting thereon is necessary for the approval of each proposal above.  This means that the numbers of shares voted “For” the proposal must exceed the numbers of shares voted “Against” the proposal. Abstentions and broker non-votes are not considered votes cast for this purpose, and will have no effect on the vote.

How are My Votes Cast when I Sign and Return a Voting Instruction Card or Proxy Card?

When you sign and submit a voting instruction card, you instruct your broker (or nominee that holds your ADSs of record) to vote your ADSs in a certain manner. When you sign a proxy card, you appoint Dale Pfost, our Chief Executive Officer, and Donald Marvin, our Chief Financial Officer, as your representatives at the Annual General Meeting. Your broker (or other nominee), in the case of ADSs held in street name, or Mr. Pfost and Mr. Marvin, in the case of Shares held by record shareholders, will ensure that your Shares are voted at the Annual General Meeting as you have instructed them on the voting instruction card or proxy card (as applicable). Each of such persons may appoint a substitute for himself.

Even if you plan to attend the Annual General Meeting, it is a good idea to complete, sign and return your voting instruction card or proxy card in advance of the Annual General Meeting in case your plans change. This way, your Shares will be voted by you whether or not you actually attend the Annual General Meeting.

May I Revoke My Proxy?

Shareholders may revoke the authority granted by their execution of proxies before the effective exercise thereof by filing with the Company a written notice of revocation or duly executed proxy bearing a later date, or by voting in person at the Annual General Meeting. However, if a shareholder attends the Annual General Meeting and does not elect to vote in person, his or her proxy will not be revoked. Unless otherwise indicated on the form of proxy, if a proxy is properly executed and received by the Company prior to the Annual General Meeting, Shares represented by the proxy will be voted in favor of the matter to be presented to the Annual General Meeting, as described above.

What if I Receive More than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold Shares in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your Shares are voted.

What if I do not Vote for the Matters Listed on My Proxy Card?

On all matters considered at the Annual General Meeting, abstentions of a holder of Shares will be treated as neither a vote “for” nor a vote “against” the matter, although they will be counted in determining if a quorum is present.

Will My Shares be Voted if I do not Return My Proxy Card and do not Attend the Annual General Meeting?

If your Shares are registered in your name or if you have share certificates, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?”.

  If your Shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your Shares as described above under “How Do I Vote?,” the bank, broker or other nominee has the authority to vote your Shares on certain routine matters scheduled to come before the meeting even if it does not receive instructions from you. See “What are “broker non-votes” and what effect do they have on the proposals?” We encourage you to provide voting instructions. This ensures your Shares will be voted at the meeting in the manner you desire.

Is Voting Confidential?

Yes. Only the inspector of elections and our employees who have been assigned the responsibility for overseeing the legal aspects of the Annual General Meeting will have access to your proxy card. The inspector of elections will tabulate and certify the vote. Any comments written on the proxy card will remain confidential unless you ask that your name be disclosed.

What are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our officers, directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

Could other Matters be Decided at the Annual General Meeting?

We do not know of any other matters that will be considered at the Annual General Meeting. If any other matters arise at the Annual General Meeting at or by the direction of the Board, the proxies will be voted at the discretion of the proxy holders.

What Happens if the Annual General Meeting is Postponed or Adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

What are the Implications of the Company being an Emerging Growth Company and a Smaller Reporting Company?

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and a “smaller reporting company,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As an emerging growth company and a smaller reporting company, we provide in this proxy statement the scaled disclosure permitted under the JOBS Act and otherwise as applicable to smaller reporting companies. In addition, as an emerging growth company, we are not required to conduct votes seeking shareholder approval on an advisory basis of (1) the compensation of our “named executive officers” or the frequency with which such votes must be conducted or (2) compensation arrangements and understandings in connection with merger transactions, known as “golden parachute” arrangements.

Where can I find the voting results of the Annual General Meeting?

We will announce the results for the proposals voted upon at the Annual General Meeting and publish final detailed voting results in a Form 8-K filed within four business days following the Annual General Meeting.

Where can I find additional copies of this proxy statement?

Copies of this proxy statement are available on our website at https://www.chemomab.com/, under the Investor Relations tab (click on the “Investor Relations” link), and on the SEC website, www.sec.gov.

COMPANY BACKGROUND

Company Overview

Chemomab is a clinical-stage biotechnology company focused on the discovery and development of innovative therapeutics for fibrotic and inflammatory diseases with high unmet needs. Based on the unique and pivotal role of the soluble protein CCL24 in promoting fibrosis and inflammation, Chemomab developed CM-101, a monoclonal antibody designed to bind and block CCL24 activity. CM-101 has demonstrated the potential to treat multiple severe and life-threatening fibrotic and inflammatory diseases.

Chemomab has pioneered the therapeutic targeting of CCL24, a chemokine that promotes various types of cellular processes that regulate inflammatory and fibrotic activities through the CCR3 receptor. The chemokine is expressed in various types of cells, including immune cells, endothelial cells and epithelial cells. We have developed a novel CCL24 inhibiting product candidate with dual anti-fibrotic and anti-inflammatory activity that modulates the complex interplays of both of these inflammatory and fibrotic mechanisms that drive abnormal states of fibrosis and clinical fibrotic diseases. This innovative approach is being developed for difficult to treat rare diseases, also known as orphan indications or diseases, such as primary sclerosing cholangitis, or PSC and systemic sclerosis, or SSc, for which patients have no established disease modifying standard of care treatment options.

CM-101, the Company’s lead clinical product candidate, is a first-in-class humanized monoclonal antibody that hinders the basic function of the soluble chemokine CCL24, also known as eotaxin-2, as a regulator of major inflammatory and fibrotic pathways. We have demonstrated that CM-101 interferes with the underlying biology of inflammation and fibrosis through a novel and differentiated mechanism of action. Based on these findings, Chemomab is actively advancing CM-101 into Phase 2 clinical studies directed toward two distinct clinical indications including patients with liver, skin, and/or lung fibrosis. We are currently conducting a Phase 2 clinical study in PSC, a rare obstructive and cholestatic liver disease.  The study is actively recruiting patients in Europe and Israel and is being expanded by adding additional dosing arms as well as an open label extension. The Company also plans to extend the trial by adding new territories with significant recruitment potential. In addition, we are planning to initiate a Phase 2 clinical trial in SSc in the second half of 2022. The trial in SSc, a rare autoimmune rheumatic disease characterized by fibrosis in the skin and the lung, will focus on establishing biological and clinical proof of concept in this patient population following treatment with CM-101. Although our primary focus relates to these two rare indications, an additional Phase 2 clinical study is currently enrolling patients with liver fibrosis derived due to non-alcoholic steatohepatitis, or NASH. This trial will provide important safety and PK data that will support the development of a CM-101 subcutaneous formulation and results are expected by the end of the year.

Fibrosis is the abnormal and excessive accumulation of collagen and extracellular matrix, the non-cellular component in all tissues and organs, that provides structural and biochemical support to surrounding cells. When present in excessive amounts, collagen and extracellular matrix lead to scarring and thickening of connective tissues, affecting tissue properties and potentially leading to organ failure. Fibrosis can occur in many different tissues, including lung, liver, kidney, muscle, skin, and the gastrointestinal tract, resulting in a wide array of progressive fibrotic conditions. Fibrosis and inflammation are intrinsically linked. While a healthy inflammatory response is necessary for efficient tissue repair; after disease or injury, an excessive, uncontrolled inflammatory response can lead to tissue fibrosis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth information, as of April 18, 2022, regarding beneficial ownership of our ordinary shares  represented by ADSs):

•	each person who is known by us to own beneficially more than 5% of our ordinary shares;
•	each director;
•	each executive officer; and
•	all of our directors and executive officers collectively.

The percentages of ordinary shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security.

Unless otherwise noted, the address of each director and current and former executive officer of Chemomab is Kiryat Atidim, Building 7, Tel Aviv, Israel 6158002.

NAME OF BENEFICIAL OWNER	Total Beneficial Ownership (American Depositary Shares)	Percentage of Ordinary Shares Beneficially Owned*
5% and Greater Shareholders
OrbiMed Israel Partners Limited Partnership(1)	2,606,991	22.8%
The Centillion Fund(2)	661,370	5.8%
Rivendell Investments 2017-9(3)	1,131,563	9.9%
Kobi George(4)	1,329,468	11.5%
Apeiron Group(5)	770,388	6.7%

NAME OF BENEFICIAL OWNER	Total Beneficial Ownership (American Depositary Shares)	Percentage of Ordinary Shares Beneficially Owned*
Directors and Executive Officers
Dale Pfost (6)	2,500	0.02%
Donald Marvin (7)	1,500	0.01%
Adi Mor (8)	1,329,468	11.5%
Neil Cohen (9)	16,161	0.14%
Nissim Darvish (10)	16,274	0.14%
Joel Maryles (11)	5,951	0.05%
Alan Moses (12)	4,951	0.04%
Claude Nicaise (13)	4,951	0.04%
	—	—
All current executive officers and directors as a group (8 persons)	1,381,756	11.91%

* Percentage ownership based on 11,404,515 ADSs outstanding as of April 18, 2022.

(1)          Represents 2,578,174 ADSs, representing 51,563,480 ordinary shares, held by OrbiMed Israel Partners Limited Partnership, or OIP and 28,817 ADSs, representing 576,340 Ordinary Shares, issuable upon the exercise of warrants to purchase ADSs. The percentage is calculated based upon 11,404,515 ADSs outstanding, representing 228,090,300 Ordinary Shares, and giving effect to the additional 28,817 ADSs, representing 576,340 Ordinary Shares, that would be outstanding following the exercise of the warrants held by OIP. OIP is the shareholder of record. OrbiMed Israel BioFund GP Limited Partnership, or OrbiMed BioFund, is the general partner of OIP, and OrbiMed Israel GP Ltd., or OrbiMed Israel GP, is the general partner of OrbiMed BioFund. By virtue of such relationships, OrbiMed BioFund and OrbiMed Israel GP may be deemed to have voting and investment power with respect to the shares held directly by OIP and as a result, may be deemed to have beneficial ownership over such securities. OrbiMed Israel GP exercises this investment and voting power through a management committee comprised of Carl Gordon, Anat Naschitz and Erez Chimovits, each of whom disclaims beneficial ownership of the shares held by OIP. The address of OIP is 89 Medinat HaYehudim St., Build E, 11th Floor, Herzliya 46766 Israel.

(2)	The address of Centillion Fund, Inc. is 10 Manoel Street, Castries, Saint Lucia.

(3)          Represents 1,108,509 ADSs, representing 22,170,180 ordinary shares, held by Rivendell Investments 2017-9 LLC, or Rivendell, as reported by Rivendell on Schedule 13G filed with the SEC on March 26, 2021, and 23,054 ADSs, representing 461,080 Ordinary Shares, issuable upon the exercise of warrants to purchase ADSs. The percentage is calculated based upon 11,404,515 ADSs outstanding, representing 228,090,300 Ordinary Shares, and giving effect to the additional 23,054 ADSs, representing 461,080 Ordinary Shares, that would be outstanding following the exercise of the warrants held by Rivendell. Rivendell is the shareholder of record. Peter Thiel is the beneficial owner of Rivendell and has sole voting and investment power over the securities held by Rivendell. The address of Rivendell is 1209 Orange Street, Wilmington, Delaware 19801.

(4)          Consists of (i) 514,495 ADSs owned directly by Dr. George, (ii) 649,550 ADSs owned by Dr. Adi Mor (Dr. George’s spouse), (iii) 33,725 options to purchase 33,725 ADSs of the Company issued directly to Dr. George, issuable upon the exercise of options, and (iv) 131,698 options to purchase 131,698 ADSs of the Company, issued to Dr. Mor, (Dr. George’s spouse).

(5)          The Apeiron Group consists of (i) Apeiron SICAV Ltd. – Presight Capital Fund One, of which owns 438,993 ADSs, (ii) Apeiron Presight Capital Fund II, LP, of which owns 288,170ADSs and 28,817 ADSs issuable upon the exercise of warrants and (iii) Apeiron Investment Group Ltd., of which owns 14,408 ADSs issuable upon the exercise of warrants. Each of Fabian Hansen and Christian Angermayer may be deemed to share voting and investment power with respect to the ADSs held by the Apeiron Group.

(6)          Represents 2,500 ADSs of the Company as reported by Dr. Dale Pfost on Form 4 filed with the SEC on March 15, 2022.

(7)          Represents 1,500 ADSs of the Company as reported by Mr. Donald Marvin on Form 4 filed with the SEC on March 21, 2022.

(8)
Consists of (i) 649,550 ADSs owned directly by Dr. Mor, (ii) 514,495 ADSs owned by Dr. George, (Dr. Mor’s spouse), (iii) 131,698 ADSs issued to Dr. Mor, issuable upon the exercise of options within 60 days of the date hereof, and (iv) 33,725 options to purchase 33,725 ADSs of the Company issued to Dr. George, (Dr. Mor’s spouse) issuable upon the exercise of options within 60 days of the date hereof, as reported by Dr. Adi Mor on Schedule 13D filed with the SEC on January 20, 2022

(9)
Includes 10,409 ADSs of the Company, and 5,752 ADSs of the Company issuable upon the exercise of options within 60 days of the date hereof, as reported by Mr. Neil Cohen on Form 4 filed with the SEC on March 15, 2022.

(10)
Includes 1,200 ADSs of the Company, and 15,074 ADSs of the Company issuable upon the exercise of options within 60 days of the date hereof, as reported by Dr. Nissim Darvish on Form 4 filed with the SEC on March 14, 2022.

(11)
Represents 1,000 ADSs of the Company and 4,951 ADSs of the Company issuable upon the exercise of options within 60 days of the date hereof, as reported by Mr. Joel Maryles on Form 4 filed with the SEC on March 21, 2022.

(12)	Represents 4,951 ADSs of the Company issuable upon the exercise of options within 60 days of the date hereof, as reported by Dr. Alan Moses on Form 4 filed with the SEC on March 9, 2022.

(13)	Represents 4,951 ADSs of the Company issuable upon the exercise of options within 60 days of the date hereof, as reported by Dr. Claude Nicaise on Form 4 filed with the SEC on March 9, 2022.

EXECUTIVE OFFICERS AND DIRECTORS

Directors

Our Board is currently composed of seven members. Our Board consists of three classes of directors, each serving staggered three-year terms. Upon expiration of the term of a class of directors, directors in that class will be elected for a three-year term at the Annual General Meeting of shareholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The following table sets forth the names, ages, and certain other information for each of the directors with terms expiring at the Annual General Meeting (including those who are also nominees for election as a director at the Annual General Meeting) and for each of the continuing members of our Board. All information is as of the date of this proxy statement.

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominees for Director
Nissim Darvish(2)	I	57	Director	2021	2022	2025
Joel Maryles(1)(3)	I	62	Director	2021	2022	2025

Continuing Directors
Neil Cohen(2)(3)	II	58	Director	2020	2023	—
Claude Nicaise(1)	II	69	Director	2021	2023	—
Adi Mor	III	41	Director, Chief Scientific Officer	2021	2024	—
Alan Moses(1)	III	74	Director	2021	2024	—
Dale Pfost	III	65	Chairman of the Board, Chief Executive Officer	2021	2024	—

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Corporate Governance and Nominating Committee

Nominees for Director

Nissim Darvish, M.D., Ph.D. has served on our Board since March 16, 2021. Dr. Darvish is a General Partner at MeOhr Ventures, a venture capital fund. Dr. Darvish currently serves as a director of several private companies. Prior to his current position, Dr. Darvish served as a Venture Partner at OrbiMed Israel and as a member of the boards of directors of 9 Meters Biopharma Inc. and Medigus Ltd. Previously, Dr. Darvish was employed at Pitango Venture Capital, where he was a General Partner managing life sciences investments. He was also the founder and CEO of Impulse Dynamics, where he oversaw a $250 million realization event. Dr. Darvish obtained his M.D. and Ph.D. in Biophysics and Physiology from the Technion in Israel, and subsequently conducted his post-doctoral research at NIH. He has published over 100 patents and authored over 20 publications.

We believe that Mr. Darvish is qualified to serve on our Board because of his knowledge and experience in the biotech and pharmaceuticals industry and professional experience as a board member of various life sciences companies.

Joel Maryles has served on our Board since March 16, 2021. Mr. Maryles currently serves on the Board and as the Chairman of the Nominations Committee of Jefferies International Ltd., a position he has held since 2016. Mr. Maryles previously served on the board of directors of Radware Ltd. (NASDAQ: RDWR), from 2014 to 2020 and from 2014 to 2016, on the board of directors of EZchip Semiconductor Ltd., which was acquired by Mellanox Technologies in 2016. From 2015 to 2018, Mr. Maryles was a Partner at OurCrowd and from 2007 to 2012, he served as a Portfolio Manager at T-Cubed Investments, which he founded. Prior to that, Mr. Maryles served as a Managing Director in the Investment Banking division of Citigroup, Israel and of Furman Selz. Mr. Maryles holds a Bachelor of Science in Mechanical Engineering from the University of Illinois and an MBA from the University of Chicago, Illinois.

We believe that Mr. Maryles is qualified to serve on our Board because of his corporate finance and business expertise, including his time spent serving on boards of directors of various technology companies and familiarity with Israeli companies.

Continuing Directors

Dr. Dale Pfost has served as our Chief Executive Officer and a member of our Board since October 2021, and also as chairman of our Board since February 2022. Dr. Pfost has 35 years of experience as an entrepreneur, investor and business executive. From 2019 to 2021, Dr. Pfost served as Chief Executive Officer and Chairman of the Board of Lodo Therapeutics Corporation. From 2009 until 2019, Dr. Pfost served in a variety of roles at Microbiome Therapeutics, LLC, a company which he co-founded, including as a board member and Chief Executive Officer from 2009 until 2010 and again from 2016 until 2019. From 2010 until 2019, he served as a General Partner at Advent Life Sciences. From 2013 until 2017, Dr. Pfost served in a variety of roles at Vestagen Protective Technologies, including Chairman, Executive Chairman from 2013 until 2017, and Chief Executive Officer from 2015 until 2016. Prior to that, Dr. Pfost held various executive positions at the following companies: Chief Executive Officer at Receptor Biologix Inc. (from 2008 until 2009), President, Chief Executive Officer and Chairman at Acuity Pharmaceuticals, Inc. (from 2003 until 2007), President, Chief Executive Officer and Chairman at Orchid Biosciences, Inc. (from 1996 until 2002), President, Chief Executive Officer and Managing Director at Oxford Glycosciences Ltd. (from 1988 until 1996) and Director of Robotics and Automated Chemistry Systems at Smithkline Beckman (1984 until 1988). In addition to the foregoing, Dr. Pfost has served on the board of directors of several companies, including Bioelectronica Corp., AxoSim, Inc., JMB Companies LLC, Aura Bioscience, Louisiana BIO, CN Creative and Ancilia Biosciences. Dr. Pfost earned his BS from the University of California, Santa Barbara, and a PhD in physics from Brown University. We believe that Dr. Pfost is qualified to serve as Chairman of our Board because of his extensive executive experience leading life science companies.

Dr. Adi Mor is the co-founder of Chemomab Ltd. and served as Chemomab Ltd.’s Chief Executive Officer, Chief Scientific Officer and a member of Chemomab Ltd.’s board of directors from its formation in 2011 until the Chemomab Ltd.-Anchiano Therapeutics Ltd. merger that was consummated on March 16, 2021 (the “Merger”), and has continued to serve in those capacities for our company thereafter. Dr. Mor’s tenure as the Company’s Chief Executive Officer concluded simultaneously with the approval of Dr. Dale Pfost’s employment by the Company’s shareholders on October 25, 2021. Dr. Mor has in-depth knowledge in immunology focusing on rare diseases and broad experience in designing, developing and patenting a novel class of monoclonal antibodies to treat inflammatory and fibrotic diseases. Dr. Mor received her Ph.D. in immunology from Tel Aviv University in the Department of Neurobiochemistry in Israel and is the lead author of numerous scientific journal publications in immunology and inflammatory disorders. We believe that Dr. Mor is qualified to serve on our Board because of her scientific background and experience in the life sciences industry.

Alan Moses, MD, FACP has served on our Board since March 16, 2021. Dr. Moses is board certified by the ABIM with subspecialty certification in Endocrinology and Metabolism and is a Fellow of the American College of Physicians. Dr. Moses currently serves on the board of directors of BioFabUSA, a position he has held since 2018. Prior to that time, from 2008 to 2018, Dr. Moses served as the Global Chief Medical Officer of Novo Nordisk A/S (CPH: NOVO-B), a company he joined in 2004. Dr. Moses served as a Professor of Medicine at Harvard Medical School from 2002 to 2006, and in collaboration with MIT, he co-founded and co-directed the Clinical Investigator Training Program, which focused on training physician-scientists in translational research. Dr. Moses previously served as the Senior Vice President and Chief Medical Officer of the Joslin Diabetes Center from 1998 to 2004. Dr. Moses holds a BS from Duke University, North Carolina and an MD from Washington University School of Medicine, Missouri. We believe that Dr. Moses is qualified to serve on our Board because of his scientific background and experience in the life sciences industry.

Claude Nicaise, MD has served on our Board since March 16, 2021. Dr. Nicaise is a physician with extensive U.S. and international experience in clinical drug development, strategic management, worldwide regulatory strategy, pharmaceuticals, biotechnology, including clinical cancer research, infectious diseases and neuroscience. Dr. Nicaise is the owner and founder of Clinical Regulatory Services, which provides consulting services to the life science and biotechnology industry in support of all aspects of clinical and regulatory development. Since 2015, Dr. Nicaise has served on the board of directors and as the Chairman of the Compensation Committee of Sarepta Therapeutics, Inc. (NASDAQ: SRPT). Dr Nicaise has also served on the board of directors of Mynoryx Therapeutics since 2017. Prior to that time, from 2008 to 2014, Dr. Nicaise served as the Senior Vice President of Alexion Pharmaceuticals Inc. (NASDAQ: ALXN), and between 1984 and 2008, he held numerous senior management roles at Bristol Myers Squibb (NYSE: BMY). Dr. Nicaise holds an MD and a degree in Internal Medicine, Clinical Oncology, from Brussels University, Belgium. We believe that Dr. Nicaise is qualified to serve on our Board because of his scientific background and experience in the life sciences industry.

           Neil Cohen has served as a member of our Board since April 2020 and served as our interim Chief Executive Officer from October 2020 until the consummation of the Merger. Mr. Cohen has served as the Chairman and Chief Executive Officer of Castel Partners Ltd. since January 2012. In 1994, he co-founded Israel Seed Partners, a leading venture capital firm, and managed the firm until 2019. Mr. Cohen has invested in and served on the boards of directors of many private technology companies, including a large number which were acquired or completed successful initial public offerings, including Compugen (Nasdaq: CGEN), Shopping.com (Nasdaq: SHOP, acquired by EBAY), Broadlight (acquired by Broadcom, Nasdaq: AVGO) and Cyota (acquired by RSA). He is a venture partner at SKY, an Israeli middle-market private equity firm, Hetz Ventures Management Ltd., an early-stage Israeli venture capital fund, and Shavit Capital. Mr. Cohen was previously the Business Editor of The Jerusalem Post and began his career in the private equity group at N M Rothschild & Sons Limited in London. Mr. Cohen received a B.A. and M.A. in Oriental Studies, with first class honors, from Oxford University. We believe that Mr. Cohen is qualified to serve on our Board because of his extensive experience serving as a director of both private and public companies.

Executive Officers

The following table provides information regarding our executive officers as of the date of this proxy statement:

Name	Age	Position
Executive Officers:
Dale Pfost	65	Chief Executive Officer and Chairman of the Board
Donald Marvin	70	Chief Financial Officer, Executive Vice President and Chief Operating Officer
Adi Mor	41	Chief Scientific Officer

For Dr. Pfost’s and Dr. Mor’s biographies, see “Continuing Directors”.

Donald Marvin has served as our Chief Financial Officer, Executive Vice President and Chief Operating Officer since November 8, 2021. Mr. Marvin has more than 35 years of experience at growth enterprises in corporate finance and fundraising, strategy, corporate development, mergers and acquisitions, and operations.  Mr. Marvin served as Executive Vice President and Chief Financial Officer of Lodo Therapeutics from 2020 until 2021. He was previously Chairman, President and CEO of Concentric from 2014 to 2021. Prior to his positions at Concentric, Mr. Marvin was Managing Partner of Cairn Associates from 2006 until 2014. He was President and CEO of IdentiGEN from 2006 until 2009. Mr. Marvin was a co-founder of Orchid BioSciences, where he served as Chief Operating Officer, CFO and Senior Vice President of Corporate Development from 1997 to 2003, and President and Chief Executive Officer of Diatron Corporation from 1986 until 1994. Earlier in his career, Mr. Marvin held positions of increasing responsibility at Abbott, Boehringer Ingelheim, Bayer, and PepsiCo. Mr. Marvin earned a Bachelor of Science degree from The Ohio State University and an MBA from Iona College.

CORPORATE GOVERNANCE

Overall Role of the Board and Board Leadership Structure

Under the Israeli Companies Law, 5759-1999 (the “Companies Law”), our Board is responsible for setting our general policies and supervising the performance of management. Our Board may exercise all powers and may take all actions that are not specifically granted by the Companies Law or our articles of association to our shareholders or to management. Our executive officers are responsible for our day-to-day management and have individual responsibilities established by our Board.

Under the Companies Law, the chief executive officer of a public company, or a relative of the chief executive officer, may not serve as the chairperson of the board of directors of such public company, and the chairperson of the board of directors of a public company, or a relative of the chairperson, may not be vested with authorities of the chief executive officer of such public company without obtaining shareholder approval pursuant to special majority requirements set forth in the Companies Law.

During a special general meeting of our shareholders held on February 10, 2022, our shareholders approved the appointment of Dr. Dale Pfost as Chairperson of our board of directors in addition to his role as our Chief Executive Officer. According to the Companies Law and the regulations promulgated thereunder, such appointment is valid for a three-year term and such re-appointment shall be subject to shareholder approval.

Our Board is currently composed of seven members. Our Board consists of three classes of directors, each serving staggered three-year terms. Upon expiration of the term of a class of directors, directors in that class will be elected for a three-year term at the Annual General Meeting of shareholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Board Leadership Structure

The Company is led by Dr. Dale Pfost, who has served as our Chief Executive Officer and Chairman of the Board since October 2021 and February 2022, respectively.  Although the Board does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the Board should be separated, we believe that our current board leadership structure is suitable for us.  The Chief Executive Officer is the individual selected by the Board to manage our company on a day to day basis, and his direct involvement in our business operations makes him best positioned to lead productive Board strategic planning sessions and determine the time allocated to each agenda item in discussions of our company’s short- and long-term objectives.

Role of the Board in Risk Oversight

Our Board is responsible for overseeing our risk management process. Our Board focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our Board is also apprised by management of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.  The Board’s independent oversight function is further enhanced by the fact that all of the Board’s Committees are composed entirely of independent directors, the directors have complete access to management and the Board and its committees may retain their own respective advisors.

Corporate Governance Guidelines

Our Board strongly supports effective corporate governance and has developed and followed a program of strong corporate governance. Our Corporate Governance and Nominating Committee is responsible for overseeing our guidelines and reporting and making recommendations to the Board concerning corporate governance matters. Our guidelines are published on our website at https://investors.chemomab.com/documents and are available in print to any shareholder who requests them from our Corporate Secretary (or, in the absence thereof, by the Chief Executive Officer of the Company).

Director Independence

Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our Board has determined that each of the directors is independent as defined under Nasdaq listing standards, with the exceptions of Dr. Mor and Dr. Pfost. Our Board also determined that Nissim Darvish and Neil Cohen, who comprise the Compensation Committee and Neil Cohen and Joel Maryles, who comprise the Corporate Governance and Nominating Committee, all satisfy the independence standards for such committees established by the SEC and Nasdaq listing standards, as applicable. With respect to the Audit Committee, our Board has determined that Joel Maryles, Alan Moses and Claude Nicaise satisfy the independence standards for such committee established by Rule 10A-3 under the Exchange Act, the SEC and Nasdaq listing standards, as applicable, and that Joel Maryles is a financial expert under the rules of the SEC. The Board considered the relationships between such directors and certain of the investors of the Registrant and determined that such relationships did not affect such directors’ independence under the standards of Nasdaq, or, where applicable, under SEC rules.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that includes provisions ranging from restrictions on gifts to conflicts of interest. All of our employees and directors are bound by this Code of Business Conduct and Ethics. Violations of our Code of Business Conduct and Ethics may be reported to the Audit Committee. The Code of Business Conduct and Ethics includes provisions applicable to all of our employees, including senior financial officers and members of our Board and is posted on our website. We intend to post amendments to or waivers from any such Code of Business Conduct and Ethics.

Other Policies

Our insider trading and blackout policy prohibits directors, officers and employees from engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to our securities. This prohibition extends to any hedging or similar transactions designed to decrease the risks associated with holding our securities.

Board Meetings

The Board meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. Independent directors meet at regular executive sessions without management present. During fiscal year 2021, the Board held 13 meetings and conducted certain business by unanimous consent. All of our directors are encouraged to attend our Annual Meeting of shareholders. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which such director served. Directors are expected to attend the Annual General Meeting.

Board Committees

Our Board has established the following committees. Each committee operates in accordance with a written charter that sets forth the committee’s structure, operations, membership requirements, responsibilities and authority to engage advisors.

Audit Committee

Under the Companies Law, the Exchange Act and Nasdaq rules, we are required to establish an Audit Committee, and we have a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act.

The responsibilities of an Audit Committee under the Companies Law include identifying and addressing flaws in the business management of the company, reviewing and approving related party transactions, establishing whistleblower procedures, overseeing the company’s internal audit system and the performance of its internal auditor, and assessing the scope of the work and recommending the fees of the company’s independent accounting firm. In addition, the Audit Committee is required to determine whether certain related party actions and transactions are “material” or “extraordinary” for the purpose of the requisite approval procedures under the Companies Law and to establish procedures for considering proposed transactions with a controlling shareholder.

In accordance with U.S. law and Nasdaq requirements, our Audit Committee is also responsible for the appointment, compensation and oversight of the work of our independent auditors and for assisting our Board in monitoring our financial statements, the effectiveness of our internal controls and our compliance with legal and regulatory requirements.

Under the Companies Law and related regulations, the Audit Committee must consist of at least three directors who meet certain independence criteria. Under the Nasdaq rules, we are required to maintain an Audit Committee consisting of at least three independent directors, all of whom are financially literate and one of whom has accounting or related financial management expertise. Each of the members of the Audit Committee is required to be “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.

The members of the Audit Committee are Joel Maryles, Alan Moses and Claude Nicaise. Joel Maryles is the chairperson of the Audit Committee and is a financial expert under the rules of the SEC. Our Board has concluded that the composition of the Audit Committee meets the requirements for independence under the rules and regulations of Nasdaq and the SEC. During fiscal year 2021, the Audit Committee held three meetings.

Compensation Committee

Under both the Companies Law and Nasdaq rules, we are required to establish a Compensation Committee.

The responsibilities of a Compensation Committee under the Companies Law include recommending to the Board, for ultimate shareholder approval by a special majority, a policy governing the compensation of directors and officers based on specified criteria, reviewing modifications to and implementing such compensation policy from time to time, and approving the actual compensation terms of directors and officers prior to approval by the Board.

In accordance with U.S. law and Nasdaq requirements, our Compensation Committee is also responsible for the appointment, compensation and oversight of the work of any compensation consultant, independent legal counsel and other advisors retained by the Compensation Committee.

The Companies Law and related regulations require the appointment of a Compensation Committee that complies with the requirements of Nasdaq. Under Nasdaq rules, we are required to maintain a Compensation Committee consisting of at least two independent directors; each of the members of the Compensation Committee is required to be independent under Nasdaq rules relating to Compensation Committee members, which are different from the general test for independence of board and committee members. The members of the Compensation Committee are Nissim Darvish and Neil Cohen. Nissim Darvish is the chairperson of the Compensation Committee. Our Board has determined that each member of the Compensation Committee is independent within the meaning of the independent director guidelines of Nasdaq and under Rule 10C-1 under the Exchange Act. During fiscal year 2021, the Compensation Committee held four meetings and conducted certain business by unanimous consent.

Corporate Governance and Nominating Committee

We have established a Corporate Governance and Nominating Committee, responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the board. In addition, the committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board concerning corporate governance matters. Under the Companies Law, nominations for director may also, under certain circumstances, be made by shareholders in accordance with the conditions prescribed by applicable law and our articles of association. The members of the Corporate Governance and Nominating Committee are Neil Cohen and Joel Maryles. Neil Cohen is the chairperson of the Corporate Governance and Nominating Committee. Our Board has determined that each member of the Corporate Governance and Nominating Committee is independent within the meaning of the independent director guidelines of Nasdaq. During fiscal year 2021, the Compensation Committee held one meeting and conducted certain business by unanimous consent.

Board Diversity

While we do not currently have a formal diversity policy with respect to Board composition, the Board believes it is important for the Board to have gender, race and ethnicity diversity along with diversity of knowledge base, professional experience and skills. The Corporate Governance and Nominating Committee takes these qualities into account when considering director nominees for recommendation to the Board. We believe diversity enhances our effectiveness. Our Board currently has one female director and two members with racial diversity. However, the Board remains committed to achieving a Board composition that represents a diversity of background and experience, inclusive of race, ethnicity, gender and sexual orientation. The following matrix provides additional information about our board diversity as of April 28, 2022.

TOTAL NUMBER OF DIRECTORS – 7

	Female	Male	Nonbinary	Did Not Disclose Gender

PART 1: Gender Identity

Directors	1	6

PART 2: Demographic Background

African American or Black

Alaskan Native or Native American

Asian

Hispanic or Latinx

Native Hawaiian or Pacific Islander

Middle Eastern or North African		2

White	1	5

Two or More Races or Ethnicities		1

LGBTQ+

Did Not Disclose Demographic Background

Communication with our Board

Shareholders may communicate with the Board by directing their communications in a hard copy (i.e., non-electronic) written form to the attention of one or more members of the Board, or to the Board collectively, at our principal executive offices located at Kiryat Atidim, Building 7, Tel Aviv, Israel 6158002. Any communications received from interested parties in the manner described above will be collected and organized by our Corporate Secretary (or, in the absence thereof, by the Chief Executive Officer of the Company) and will be periodically, but in any event prior to each regularly-scheduled Board meeting, reported and/or delivered to the appropriate director or directors.

EXECUTIVE COMPENSATION

As approved by our shareholders, and as required by the Companies Law, we have adopted a compensation policy (the "Compensation Policy") regarding the terms of office and employment of its “office holders” (as defined in the Companies Law), including cash compensation, equity-based awards, releases from liability, indemnification and insurance, severance and other benefits. Each of the named executive officers is an “office holder” within the meaning of the Companies Law. The Compensation Policy is reviewed from time to time by our Compensation Committee and our Board to ensure its appropriateness.

Our Compensation Policy is designed to promote retention and motivation of directors and executive officers, incentivize superior individual excellence, align the interests of our directors and executive officers with our long-term performance, and provide a risk management tool. To that end, a portion of an executive officer’s compensation package is targeted to reflect our short and long-term goals, as well as the executive officer’s individual performance. On the other hand, our Compensation Policy includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm us in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer, and minimum vesting periods for equity-based compensation.

Our Compensation Policy also addresses our executive officers’ individual characteristics (such as his or her respective position, education, scope of responsibilities, and contribution to the attainment of our goals) as the basis for compensation variation among our executive officers and considers the internal ratios between compensation of our executive officers and directors and other employees. Pursuant to our Compensation Policy, the compensation that may be granted to an executive officer may include: base salary, annual bonuses, and other cash bonuses (such as a signing bonus and special bonuses with respect to any special achievements, such as outstanding personal achievement, outstanding personal effort, or outstanding company performance), equity-based compensation, benefits, and retirement and termination of service arrangements. All cash bonuses are limited to a maximum amount linked to the executive officer’s base salary.

An annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to our executive officers other than our chief executive officer will be based on performance objectives and a discretionary evaluation of the executive officer’s overall performance by our chief executive officer and subject to minimum thresholds. The annual cash bonus that may be granted to executive officers other than our chief executive officer may alternatively be based entirely on a discretionary evaluation. Furthermore, our chief executive officer will be entitled to approve performance objectives for executive officers who report to him. The performance objectives and the weight to be assigned to each achievement in the overall evaluation will be based on overall company performance measures, which may be based on actual financial and operational results, such as (but not limited to) revenues, operating income and cash flow, and may further include divisional or personal objectives, which may include operational objectives, such as (but not limited to) market share, initiation of new markets and operational efficiency, customer focused objectives, project milestones objectives and investment in human capital objectives, such as employee satisfaction, employee retention and employee training and leadership programs.

The measurable performance objectives of our chief executive officer will be determined annually by our Compensation Committee and Board. A portion of the chief executive officer’s annual cash bonus may be based on a discretionary evaluation of the chief executive officer’s overall performance by the Compensation Committee and the Board, based on quantitative and qualitative criteria. The measurable performance (which include the objectives and the weight to be assigned to each achievement in the overall evaluation) will be based on overall company performance measures and personal objectives. Company objectives may include actual financial and operational results, such as (but not limited to) revenues, sales, operating income, cash flow or our annual operating plan and long-term plan.

The equity-based compensation under our Compensation Policy for our executive officers (including members of our Board) is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the executive officers’ interests with our long-term interests and those of our shareholders and to strengthen the retention and the motivation of executive officers in the long term. Our Compensation Policy provides for executive officer compensation in the form of equity-based awards, such as share options, restricted shares and restricted share units, in accordance with our share incentive plan then in place. All equity-based incentives granted to executive officers shall be subject to vesting periods in order to promote long-term retention of the awarded executive officers. The equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior experience, qualifications, role, and the personal responsibilities of the executive officer.

In addition, our Compensation Policy contains compensation recovery, or clawback provisions, in the event of an accounting restatement, provisions which allow us under certain conditions to recover bonuses, bonus compensation or performance-based equity compensation paid in excess, enable our Chief Executive Officer to approve an immaterial change in the terms of employment of an executive officer who reports directly to him (provided that the changes of the terms of employment are in accordance with our Compensation Policy) and allow us to exculpate, indemnify, and insure our executive officers and directors to the maximum extent permitted by Israeli law, subject to certain limitations set forth therein.

Our Compensation Policy also provides for compensation to the members of our Board either (i) in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) of 2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel) of 2000, as such regulations may be amended from time to time, or (ii) in accordance with the amounts determined in our Compensation Policy.

Our Compensation Policy was amended and approved by our shareholders on July 19, 2021.

Processes and Procedures for Compensation Decisions

In accordance with the Companies Law, the decisions with respect to fiscal 2021 executive officer compensation, including the compensation of our named executive officers, are governed by our Compensation Policy for directors and officers, and made by our Compensation Committee and Board, with input from our chief executive officer (except with respect to his own compensation) and Deloitte Israel, an independent compensation consultant within the meaning of the rules of the SEC and Nasdaq. Deloitte Israel was engaged by our Compensation Committee pursuant to the authority delegated under its charter and serves at the discretion of the Compensation Committee.

Our Compensation Committee believes our chief executive officer has valuable insight into the day-to-day contributions of our executive officers, and solicits the advice and input from him with respect to performance objectives under our annual bonus plan and target compensation levels for our executive officers, including our named executive officers, which are later being reviewed and approved by the Board. Our chief executive officer does not provide input on his own compensation, which is determined by our Compensation Committee and the Board in accordance with the Companies Law. At the request of our Compensation Committee, Deloitte Israel provides an assessment of the competitiveness of our executive compensation program as compared with our competitors, and our Compensation Committee uses this assessment as one of several factors in approving target levels of compensation for each executive officer. Other factors our Compensation Committee considers in setting executive compensation include one or more of the following: individual performance and skills, management input, internal relative alignment of compensation levels, anticipated future contributions to our company, and the judgment and experience of the members of our Compensation Committee.

Aggregate Compensation of Directors and Officers

The aggregate compensation we paid to our executive officers and directors (who served as executive officers and directors as of December 31, 2021) for the year ended December 31, 2021 was approximately $950 thousand. This amount includes amounts paid, set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include share-based compensation expenses, or business travel, professional and business association dues and expenses reimbursed to office holders, and other benefits commonly reimbursed or paid by companies in our industry. As of December 31, 2021, options to purchase 961,015 ADSs  granted to our officers and directors were outstanding under our share option plan at a weighted average exercise price of $9.0 per ADS.

Summary Compensation Table

The table and summary below outlines the compensation granted to individuals who served in the role of chief executive officer during the previous fiscal year and our three most highly compensated executive officers with respect to the year ended December 31, 2021. For purposes of the table and the summary below, “compensation” includes base salary, bonuses, equity-based compensation, retirement or termination payments, benefits and perquisites such as car, phone and social benefits and any undertaking to provide such compensation.

Name and Principal Position	Year	Salary(1) (USD in thousands)	Bonus(2) (USD in thousands)	Equity-Based Compensation(3)(4) (USD in thousands)	Total (USD in thousands)
Dale Pfost	2020	-	-	-	-
Chief Executive Officer and Chairman (5)	2021	192	-	300	492

Adi Mor	2020	229	75	21	325
Chief Scientific Officer, Director and Previous Chief Executive Officer (6)	2021	313	167	8	519

Donald Marvin	2020	-	-	-	-
Chief Financial Officer, Executive Vice President and Chief Operating Officer (7)	2021	94	-	102	196

Sigal Fattal	2020	-	-	-	-
Previous Interim Chief Financial Officer (8)	2021	136	122	616	906

Arnon Aharon	2020	261	38	51	375
Previous Chief Medical Officer (9)	2021	264	91	15	370

(1)       Salary includes gross salary plus payment by us of social benefits on behalf of the officer. Such benefits may include, to the extent applicable, payments, contributions and/or allocations for risk insurance (e.g., life, or work disability insurance), payments for social security, vacation, medical insurance and benefits, and other benefits and perquisites consistent with our policies.

(2)       Represents bonuses granted with respect to 2020 and 2021.

(3)       Represents the equity-based compensation expenses recorded in our consolidated financial statements for the year ended December 31, 2021, based on the options’ fair value on the grant date, calculated in accordance with applicable accounting guidance for equity-based compensation. For a discussion of the assumptions used in reaching this valuation, see Note 2K to our annual consolidated financial statements included in this Annual Report on Form 10-K.

(4)          Represents option awards.

(5)          Dr. Dale Pfost’s terms of compensation were approved by the Company’s shareholders on October 25, 2021, which includes an annual base salary of $600,000. Dr. Pfost’s compensation data set forth in the above table is pro-rated to reflect time served as the Company’s chief executive officer in 2021.

(6)          In addition to her current positions of Chief Scientific Officer and a member of our Board, Dr. Adi Mor previously served as our Chief Executive Officer, and resigned from such role concurrent with the commencement of Dr. Dale Pfost’s service as our Chief Executive Officer on October 25, 2021.

(7)          Mr. Donald Marvin’s employment with the Company commenced on November 4, 2021, which include an annual base salary of $460,000. The compensation data set forth in the above table is pro-rated to reflect time served as the Company’s Chief Financial Officer, Executive Vice President and Chief Operating Officer in 2021.

(8)          In addition to her current position as Consulting VP Finance, Ms. Fattal previously served as our interim Chief Financial Officer, and resigned from such role concurrent with the commencement of Mr. Marvin’s service as our Chief Financial Officer on November 8, 2021. Ms. Fattal’s compensation data set forth in the above table is pro-rated to reflect time served as the Company’s interim Chief Financial Officer in 2021.

(9)          Dr. Arnon Aharon resigned from his position as our Chief Medical Officer effective on January 31, 2022.

Outstanding Equity Awards

The table below outlines the outstanding options to purchase ADSs held by our named executive officers outstanding as of December 31, 2021.

	Option award
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercsiable		Option exercise price ($)	Option expiration date
Dale Pfost, Chief Executive Officer and Chairman of the Board	-	459,353	(1)	10.05	25/10/2031

Adi Mor, Chief Scientific Officer, Director and Previous Chief Executive Officer	123,466	8,232	(2)	1.49	15/03/2028

Donald Marvin, Chief Financial Officer, Executive Vice President and Chief Operating Officer	-	196,875	(3)	9.77	08/11/2031

Arnon Aharon, Previous Chief Medical Officer (4)	13,274	-		1.49	3/12/2027

Arnon Aharon, Previous Chief Medical (4) Officer	19,362	42,596		1.62	16/12/2029

(1) The options granted to Dr. Pfost vest and become exercisable over a period of four (4) years with one quarter (1/4) of the options vesting on October 25, 2022, the first anniversary of the grant date, and the remainder in equal amounts over the ensuing 36 monthly periods, subject to Dr. Pfost’s continued service.

(2) The options granted to Dr. Mor vest and become exercisable over a period of four (4) years with one quarter (1/4) of the options vesting on March 15, 2019 and the remainder in 12 quarterly equal instalments, subject to the Dr. Mor’s continued service.

(3) The options granted to Mr. Marvin vest and become exercisable over a period of four (4) years, with one quarter (1/4) of the options vesting on November 8, 2022, the first anniversary of the grant date, and the remainder in equal amounts over the ensuing 36 monthly periods, subject to Mr. Marvin’s continued service.

(4) The options granted to Dr. Aharon  vest and become exercisable over a period of four (4) years with one quarter (1/4) of the options vesting on the first anniversary of the grant date  and the remainder in 12 quarterly equal instalments, subject to Dr. Aharon’s continued service. Dr. Aharon resigned from his position as our Chief Medical Officer effective on January 31, 2022.

Director Compensation Table

The table below outlines compensation earned by our directors for the fiscal year ended December 31, 2021, including fees earned in cash and options awarded for services provided as a director:

Name	Fees earned or paid in cash ($)	Option awards ($)	Total ($)	Outstanding options as of December 31, 2021 (ADSs)
Stephen Squinto(1)	49	141	190	102,858
Nissim Darvish	36	118	154	22,007
Joel Maryles	43	118	161	11,884
Alan Moses	34	118	152	11,884
Claude Nicaise	34	118	152	11,884
Neil Cohen	38	121	159	12,572

(1)	Dr. Squinto resigned from the Company’s Board effective on December 19, 2021.

Employment Agreements

Employment Agreement with Dr. Dale Pfost, our Chief Executive Officer

On September 1, 2021, the Company’s Board approved the appointment of Dr. Dale Pfost as Chief Executive Officer of the Company, and on October 25, 2021, the shareholders of the Company approved the terms of employment of Dr. Pfost, pursuant to an Executive Employment Agreement entered into between Dr. Pfost and Chemomab Therapeutics Inc., the Company’s wholly owned subsidiary. In accordance with terms of Dr. Pfost’s employment agreement, Dr. Pfost receives: (i) an annual base salary of $600,000 (the “Base Salary”); (ii) an initial target annual cash incentive bonus of 50% of the Base Salary and an additional potential bonus of 10% of the Base Salary based on Dr. Pfost’s achievement of certain predetermined goals, which shall be determined at the discretion of the Company’s Board; (iii) options to purchase 459,353 ADSs of the Company (the ‘Options”), constituting 3.5% of the outstanding and issued ADSs of the Company (on a fully diluted basis) which will vest over a period of four (4) years with one quarter (1/4) of the Options vesting on the first anniversary of the grant date and the remainder in equal amounts over the ensuing 36 monthly periods, unless such options have been cancelled in accordance with the terms and conditions of the 2015 Plan (as defined below); (iv) a one-time signing bonus in an amount of $80,000; (v) a one-time bonus in an amount of $80,000 upon the establishment of a new office in the United State and Dr. Pfost’s domiciling in the location of the new office, which will be payable within 15 days of such domiciling; (vi) 25 days of paid time off (“PTO”) per year, capped at 50 days of accrued PTO; and (vii) certain severance benefits payable in the event that the Company terminates Dr. Pfost’s employment without Cause (as defined in the employment agreement), provided that the total amount of the cash portion of severance benefits will not exceed two hundred percent (200%) of Dr. Pfost’s annual base salary at the rate in effect on the date of termination.

Additionally, in the event of termination of Dr. Pfost’s employment without Cause as the result of a merger or sale of all or substantially all of the Company’s capital stock or assets, (i.e. a change in control of the Company), vesting of all unvested Options will accelerate and all unvested Options will immediately vest and become exercisable. Furthermore, in the event of termination of Dr. Pfost’s employment without Cause, other than as a result of a merger or sale of all or substantially all of the Company’s capital stock or assets (i.e. a change in control of the Company) or if Dr. Pfost terminates his employment for Good Reason (as defined in the employment agreement): (a) any time-based Options then outstanding and due to vest on the twelve (12) month anniversary of Dr. Pfost’s employment commencement date will accelerate and become exercisable if Dr. Pfost has been employed by the Company at such time for six (6) months or more but less than twelve (12) months; and (b) all time-based Options then outstanding will accelerate and become exercisable if Dr. Pfost has been employed by the Company at such time for twelve (12) months or longer.

The foregoing description of Dr. Pfost’s employment agreement is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is filed as Exhibit 10.10 to the Company's Annual Report, and incorporated herein by reference.

Employment Agreement with Dr. Adi Mor, our Chief Scientific Officer (and former Chief Executive Officer)

Under the employment agreement, dated April 25, 2013, as amended (most recently as of July 2021) that Chemomab Ltd. entered into with its then-Chief Executive Officer (currently Chief Scientific Officer), Dr. Adi Mor (which contract was assumed by our company as a result of the consummation of the Merger), Dr. Mor is entitled to a gross monthly salary of NIS 52,500 (approximately $16,881). Dr. Mor is also entitled to an annual performance bonus in the aggregate amount of $75,000, subject to her meeting certain performance milestones, as to be determined by our Board on an annual basis. Besides base salary and bonus, Dr. Mor is entitled to other benefits that are provided for by Israeli law or that are customary for senior executives in Israel, including reimbursement for reasonable expenses incurred in connection with her services, and the right to use (including certain related fixed and variable costs in respect of) a leased car and a cellular phone. In lieu of a leased car, Dr. Mor may elect to receive a monthly car allowance payment. Dr. Mor is furthermore entitled to company contributions equivalent to 8.33%, 2.5%, and 5% of her gross monthly salary towards certain severance, disability and tax-advantaged savings funds (known as a manager’s insurance policy), respectively. Dr. Mor also contributes 5.5% of her gross monthly salary towards the manager’s insurance policy. The employment engagement is terminable by either party upon 60 days prior written notice, and contains customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. As required under Israeli law, the terms of Dr. Mor’s engagement with Chemomab Ltd. were approved by Chemomab Ltd.’s board of directors and shareholders.

Dr. Mor has been granted, pursuant to her employment agreement, an aggregate of 10,239 options to purchase Chemomab Ltd. shares, which were fully vested on April 18, 2022, under Chemomab Ltd.’s share option and incentive plan (which was assumed by our company in the Merger). The options were converted to the Company's  options based on the exchange ratio in the merger agreement for the Merger (the “Merger Agreement”), with a reciprocal adjustment to exercise price.

At the annual meeting of our shareholders that took place on July 19, 2021, our shareholders approved an amendment to Dr. Mor’s compensation, pursuant to which Dr. Mor will receive: (a) an annual base salary of $249,000; (b) certain social benefits, including keren hishtalmut (advanced study fund); (c) car and car related expenses; (d) a target annual gross cash bonus of $100,000 that can be achieved pursuant to certain pre-determined objectives according to the discretion of the Board; and (e) a one-time cash bonus in the aggregate gross amount of $90,000 in connection with Dr. Mor’s contribution to the consummation of the Merger and financing transaction.

At the Annual General Meeting, our shareholders are being asked to consider a proposal to amend certain terms of Dr. Mor’s compensation, which is more substantially set forth in Proposal 2 herein.

Employment Agreement with Mr. Donald Marvin, our Chief Financial Officer, Executive Vice President and Chief Operating Officer

On November 8, 2021, Chemomab Therapeutics Inc. entered into an Executive Employment Agreement with Mr. Donald Marvin. In accordance with his employment agreement, Mr. Marvin receives an annual base salary of $460,000, and is a part of the Company’s bonus program with a yearly bonus potential of 45% of his base annual base salary, which bonus will be based on the achievement of mutually agreeable objectives to be determined by Mr. Marvin and the Chief Executive Officer of the Company. Additionally, in accordance with his employment agreement, Mr. Marvin received (i) 1.5% of the outstanding equity of the Company, which exercise price is based on the average of Company’s ADS market value over the 30 calendar days preceding November 8, 2021, and vesting over four years, (ii) an additional 0.5% of the outstanding equity of the Company for the achievement of strategic goals as agreed upon with the Compensation Committee and approved by the Board, (iii) a $25,000 signing bonus, and (iv) a 12-month initial severance package, which will increase by one month every two years that Mr. Marvin is employed by the Company, provided however that such amount does not exceed 18 months.

The foregoing description of Mr. Marvin’s employment agreement is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is filed as Exhibit 10.11 to the Company's Annual Report, and incorporated herein by reference.

Share Incentive Plans

We maintain (i) the 2011 Share Option Plan (the “2011 Plan”), (ii) the Chemomab Ltd. 2015 Share Incentive Plan (the “2015 Plan”), which was assumed by our company from Chemomab Ltd. upon the effectiveness of the Merger, and (iii) the 2017 Equity-Based Incentive Plan (the “2017 Plan”). Upon the effectiveness of the Merger, outstanding options under the 2015 Plan became exercisable for such number of ADSs of our company (formerly known as Anchiano Therapeutics Ltd.) as was determined based on the exchange ratio in the Merger Agreement, with a reciprocal adjustment to exercise price. As of the date of this proxy statement, a total of 1,422,153 of our ADSs were reserved for issuance under the 2015 Plan, of which 73,776 ADSs had been issued pursuant to previous exercises options, and 1,326,723 ADSs were issuable under outstanding options. Of such outstanding options, options to purchase 487,921 ADSs had vested and were exercisable as of that date, with a weighted average exercise price of $3.16 per ADS.

2011 Plan

On December 19, 2011, our Board adopted 2011 Plan to allocate options to purchase our ordinary shares to our directors, officers, employees and consultants, and those of our affiliated companies (as such term is defined under the 2011 Plan), or the Grantees. The 2011 Plan is administered by our Board or a committee that was designated by our Board for such purpose (the “Administrator”).

Under the 2011 Plan, we may grant options to purchase ordinary shares (“Options”), under four tracks: (i) Approved 102 capital gains Options through a trustee, which was approved by the Israeli Tax Authority in accordance with Section 102(a) of the Israeli Income Tax Ordinance (“ITO”), and granted under the tax track set forth in Section 102(b)(2) of the ITO, or the Approved 102 Capital Gains Options. The holding period under this tax track is 24 months from the date of allocation of Options to the trustee or such period as may be determined in any amendment of Section 102 of the ITO, or any applicable tax ruling or guidelines; (ii) Approved 102 Earned Income Options through a trustee, granted under the tax track set forth is Section 102(b)(1) of the ITO, or the Approved 102 Earned Income Options. The holding period under this tax track is 12 months from the date of allocation of Options to the trustee or such period as may be determined in any amendment of Section 102 of the ITO; (iii) Unapproved 102 Options (the Options will not be allocated through a trustee and will not be subject to a holding period), or the Unapproved 102 Options; and (iv) 3(i) Options (the Options will not be subject to a holding period). These Options shall be subject to taxation pursuant to Section 3(i) of the ITO, or Section 3(i).

Options pursuant to the first three tax tracks (under Section 102 of the ITO) can be granted to our employees and directors and the grant of Options under Section 3(i) can be granted to our consultants and controlling shareholders (a controlling shareholder is defined under the Section 102 of the ITO is a person who holds, directly or indirectly, alone or together with a “relative,” (i) the right to at least 10% of the company’s issued capital or 10% of the voting power; (ii) the right to hold at least 10% of the company’s issued capital or 10% of the voting power, or the right to purchase such rights; (iii) the right to receive at least 10% of the company’s profits; or (iv) the right to appoint a company’s director). Grantees who are not Israeli residents may be granted options that are subject to the applicable tax laws in their respective jurisdictions.

We determine, in our sole discretion, under which of the first three tax tracks above the Options are granted and we notify the Grantee in a grant letter, as to the elected tax track. As mentioned above, consultants and controlling shareholders can only be granted Section 3(i) Options.

The number of ordinary shares authorized to be issued under the 2011 Plan will be proportionately adjusted for any increase or decrease in the number of ordinary shares issued as a result of a distribution of bonus shares, change in our capitalization (split, combination, reclassification of the shares or other capital change), or issuance of rights to purchase ordinary shares or payment of a dividend. We will not allocate fractions of ordinary shares and the number of ordinary shares shall be rounded up to the closest number of ordinary shares.

Unless otherwise determined by the Administrator, the exercise price of an Option granted under the 2011 Plan will be the average of the market price of the Company’s ordinary shares during the 22 business days prior to the date on which our Board authorized the grant of Options; provided, however, that such exercise price cannot be lower than the market price at the close of the trading day at which it was granted by our Board. The exercise price will be specified in the grant letter every Grantee received from us in which the Grantee notifies of the decision to grant him/her Options under the 2011 Plan.

Unless otherwise determined by the Administrator, the Options granted under the Plan will become vested and may be exercised in 16 equal portions of 6.25% of the total number of Options, at the end of each quarter following the day the Options were granted. Unless otherwise determined by our Board, the Options may be exercised for ten years following the date of grant, unless terminated earlier, and as long as the Grantee is employed by the Company (or by an affiliated company), or provides service to the Company (or an affiliated company).

The Administrator may, in its absolute discretion, accelerate the time at which Options granted under the 2011 Plan or any portion of which will vest.

Unless otherwise determined by the Administrator, in the event that the Grantee’s employment was terminated, not for Cause (as defined in the 2011 Plan), the Grantee may exercise that portion of the Options that had vested as of the date of such termination until the end of the specified term in the grant letter or the 2011 Plan. The portion of the Options that had not vested at such date, will be forfeited and can be re-granted according to the terms of the 2011 Plan.

2015 Plan

In November 2015, Chemomab Ltd.’s board of directors adopted, and its shareholders subsequently approved, the 2015 Plan. The 2015 Plan provides for the grant of options, restricted shares, restricted share units and other share-based awards to Chemomab Ltd.’s (following the Merger, the Company’s or Chemomab’s) and its subsidiaries’ and affiliates’ directors, employees, officers, consultants, advisors, and any other person whose services are considered valuable to Chemomab or its affiliates. Any such grants are intended to incentivize the foregoing persons to continue as service providers, to increase their efforts on Chemomab’s behalf or on behalf of its subsidiaries or affiliates, and to promote the success of its business.

The 2015 Plan is administered by Chemomab’s board of directors or by a committee designated by the board of directors, which determines, subject to Israeli law, the grantees of awards and the terms of the grant, including, exercise prices, vesting schedules, acceleration of vesting and the other matters necessary in the administration of the 2015 Plan. The 2015 Plan enables Chemomab to issue awards under various tax regimes, including, without limitation, pursuant to Section 102 of the Israeli Income Tax Ordinance, or the Ordinance, and under Section 3(i) of the Ordinance and Section 422 of the United States Internal Revenue Code of 1986, as amended, or the Code.

The 2015 Plan provides that options granted to Chemomab’s employees, directors and officers who are not controlling shareholders and who are considered Israeli residents are intended to qualify for special tax treatment under the “capital gain track” provisions of Section 102(b) of the Ordinance. Chemomab’s Israeli non-employee service providers and controlling shareholders may only be granted options under Section 3(i) of the Ordinance, which does not provide for similar tax benefits.

Options granted under the 2015 Plan to U.S. residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified. The exercise price for “incentive stock options” must not be less than the fair market value on the date on which an option is granted, or 110% of the fair market value if the option holder holds more than 10% of Chemomab’s share capital.

Options and other awards granted under the 2015 Plan generally vest over four years commencing on the date of grant, such that 25% vests on the first anniversary of the date of grant and an additional 6.25% vests at the end of each subsequent calendar quarter over the course of the next three years, provided that the participant remains continuously employed or engaged by Chemomab.

Options, other than certain incentive share options, that are not exercised within ten years from the grant date expire, unless otherwise determined by Chemomab’s board of directors or its designated committee, as applicable. Share options that qualify as “incentive stock options” and are granted to a person holding more than 10% of Chemomab’s voting power will expire within five years from the date of the grant. In the event of the death of a grantee while employed by or performing service for Chemomab or its subsidiary or within three months after the date of the employee’s termination, or the termination of a grantee’s employment or services for reasons of disability, the grantee, or in the case of death, his or her legal successor, may exercise options or other awards that have vested prior to termination within a period of one year from the date of disability or death. If Chemomab terminates a grantee’s employment or service for cause, all of the grantee’s vested and unvested options or other awards will expire on the date of termination. If a grantee’s employment or service is terminated for any other reason, the grantee may generally exercise his or her vested options or other award within three months of the date of termination. Any expired or unvested options return to the pool and become available for reissuance. From time to time, Chemomab may consider issuing options with slightly different terms or accelerating, extending or otherwise modifying options in accordance with applicable law and regulation and the terms of the 2015 Plan.

In the event of a merger or consolidation of Chemomab, or a sale of all, or substantially all, of Chemomab’s shares or assets or other transaction having a similar effect on Chemomab, then without the consent of the option holder, Chemomab’s board of directors or its designated committee, as applicable, may, but is not required, to (i) cause any outstanding award to be assumed or an equivalent award to be substituted by such successor corporation, or (ii) in case the successor corporation does not assume or substitute the award (a) provide the grantee with the option to exercise the award as to all or part of the shares or (b) cancel the options and pay in cash an amount determined by the board of directors or the committee as fair in the circumstances. Notwithstanding the foregoing, Chemomab’s board of directors or its designated committee may upon such event amend, modify or terminate the terms of any award, including conferring the right to purchase any other security or asset that the board of directors or the committee shall deem, in good faith, appropriate.

The 2015 plan was assumed by our company from Chemomab Ltd. upon the effectiveness of the Merger.

2017 Plan

On February 22, 2017, our Board adopted the 2017 Plan to allocate a variety of share-based awards to our directors, officers, employees, consultants, advisors and service providers, and those of our affiliates (companies that control us, are controlled by us or are under common control with us) (the “Participants”). The 2017 Plan is currently administered by our Board, and may be administered by a committee designated by our Board for such purpose.

Under the 2017 Plan, we may grant options to purchase ordinary shares or ADSs, restricted shares or ADSs, restricted share units and other awards based on our ordinary shares, all of which are referred to as Awards. We may grant Awards under the same four tracks as described above with respect to the 2011 Plan, subject to the same conditions as apply for the 2011 Plan. In addition, we may grant incentive stock options and nonqualified stock options to Participants who are residents of the United States, and we may grant awards to Participants who are residents of other countries that comply with the laws of those jurisdictions.

The number of ordinary shares authorized to be issued under the 2017 Plan will be proportionately adjusted for any increase or decrease in the number of ordinary shares issued as a result of a distribution of bonus shares, change in our capitalization (split, combination, reclassification of the shares or other capital change), issuance of rights to purchase ordinary shares or payment of a dividend. We will not allocate fractions of ordinary shares and the number of ordinary shares shall be rounded down to the closest number of ordinary shares.

In the event of a (i) merger, consolidation, amalgamation or the like with or into another corporation, (ii) an acquisition (including an exchange) of all or substantially all of our ordinary shares, (iii) the sale of all or substantially all of our assets, or (iv) any other event determined by the Administrator to have a similar impact, then – unless otherwise determined by our Board in its sole and absolute discretion – any Award then outstanding will be assumed or an equivalent Award shall be substituted by the successor corporation, under substantially the same terms as the Award.

The exercise price of an option granted under the 2017 Plan will, in general, be no less than the fair market value of the Company’s ordinary shares on the date of grant, subject to any minimum exercise price prescribed by law. The Administrator determines the vesting provisions for each Award and may, in its sole discretion, accelerate the time at which options granted under the 2017 Plan will vest. Unless otherwise determined by the Administrator, options may be exercised for ten years (five years in the case of an incentive stock option granted to a 10% shareholder), and as long as the Participant is employed by the Company (or by an affiliated company) or provides services to the Company (or an affiliated company). If a Participant’s employment is terminated, other than for cause, the Participant may generally exercise vested options for a limited period following termination.

In accordance with the terms of the 2017 Plan, on January 1 of each calendar year during the term of the 2017 Plan, the number of shares available for issuance under the 2017 Plan shall be increased by 4% of the total number of company shares outstanding on December 31 of the immediately preceding calendar year, or such lesser number as shall be determined by the administrator of the plan, subject to adjustments required for recapitalization events.

PROPOSAL NUMBER 1

ELECTION OF CLASS I DIRECTORS

Background

Our Board currently has seven directors and is divided into three classes with staggered three-year terms as follows:

•	Class I consists of Nissim Darvish and Joel Maryles, each with a term expiring at the Annual General Meeting.

•	Class II consists of Neil Cohen and Claude Nicaise, each with a term expiring at the 2023 annual meeting of shareholders.

•	Class III consists of Adi Mor, Alan Moses and Dale Pfost, each with a term expiring at the 2024 annual meeting of shareholders.

At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class will be for a term of office that expires on the date of the third annual general meeting following such election or re-election.

At the Annual General Meeting, shareholders will be asked to re-elect Dr. Nissim Darvish and Joel Maryles. Dr. Nissim Darvish and Joel Maryles each qualify as an independent director under the Nasdaq listing rules. Dr. Nissim Darvish serves on our Compensation Committee and qualifies as an independent director under the rules of SEC and Nasdaq relating to his membership on the Compensation Committee. Joel Maryles serves on our Audit Committee and Corporate Governance and Nominating Committee and qualifies an independent director under the rules of SEC and Nasdaq relating to his membership on the Audit Committee. Joel Maryles is also a financial expert under the rules of the SEC.

If re-elected at the Annual General Meeting, each of Dr. Nissim Darvish and Joel Maryles will serve until the 2025 annual general meeting of our shareholders, and until his successor has been duly elected and qualified, or until his office is vacated in accordance with our articles of association or the Companies Law.

In accordance with the Companies Law, each of Dr. Nissim Darvish and Joel Maryles has certified to us that he meets all the requirements of the Companies Law for election as a director of a public company, and possesses the necessary qualifications and has sufficient time to fulfill his duties as a director of Chemomab, taking into account the size and special needs of Chemomab.

During 2021, each of the directors standing for re-election at the Annual General Meeting attended 100% of our Board and committee meetings, as applicable.

The corporate governance and nominating and committee of our Board recommended that each of Dr. Nissim Darvish and Joel Maryles be re-elected at the Annual General Meeting as a Class I director for a term to expire at the 2025 annual general meeting of our shareholders, and until his successor has been duly elected and qualified, or until his office is vacated in accordance with our articles of association or the Companies Law.  For more information concerning the nominees, please see the section entitled “Executive Officers and Directors—Directors—Nominees for Director.” Our Board approved this recommendation.

Proposed Resolution

Shareholders are being asked to adopt the following resolutions:

“RESOLVED, to re-elect Dr. Nissim Darvish to serve as a director of the Company to hold office until our 2025 annual general meeting of shareholders or until his successor is duly elected and qualified or until his earlier death, resignation or removal.”

“RESOLVED, to re-elect Mr. Joel Maryles to serve as a director of the Company to hold office until our 2025 annual general meeting of shareholders or until his successor is duly elected and qualified or until his earlier death, resignation or removal.”

Required Vote

The affirmative vote of the holders of a majority of the shares represented at the Annual General Meeting in person or by proxy and voting on the foregoing resolution is required. Each director nominee shall be voted separately.

Board Recommendation

Our Board recommends a vote “FOR” Proposal 1.

PROPOSAL NUMBER 2

TO APPROVE AN AMENDMENT TO THE TERMS OF COMPENSATION OF
DR. ADI MOR, THE COMPANY’S CO-FOUNDER, CHIEF SCIENTIFIC OFFICER, AND CLASS III DIRECTOR
Background

The Companies Law requires that the terms of service and employment of an executive officer which also serves as a director, be approved by the company’s Compensation Committee, board of directors, and the shareholders of the company.

The proposed amendment to Dr. Mor’s terms of compensation were approved first by our Compensation Committee and then by the Board, while considering, among other factors, Dr. Mor's performance and contribution to us in general, her experience, the terms of our Compensation Policy, and other factors as required by the Companies Law.

In accordance with and subject to our Compensation Policy, as part of a long-term retention plan and in light of Dr. Mor's performance and contribution to the Company since its founding, it is proposed to approve the following amendments to Dr. Mor's terms of compensation as our Chief Scientific Officer:

1.
an increase of Dr. Mor's base gross monthly salary from 67,500 NIS (approximately $21,090) to 74,250 NIS (approximately $23,200), which represents an increase of 6,750 NIS (approximately $2,110), effective as of March 7, 2022 (the “Dr. Mor Base Salary Increase”);

2.	an increase in the 2021 gross annual bonus for Dr. Mor from $100,000 to $110,250, an increase of approximately 10% (the "2021 Dr. Mor Annual Bonus"); and

3.
an increase in the annual gross target bonus opportunity of Dr. Mor from $100,000 to 45% of Dr. Mor's annual gross base salary, effective as of January 1, 2022 (the “Dr. Mor Annual Bonus Increase” and collectively the "Dr. Mor Compensation Changes").

For the avoidance of doubt, the foregoing amendment to Dr. Mor’s terms of compensation is not related to Dr. Mor’s service as a Class III director of the Company and is exclusively in connection with her employment as the Company’s Chief Scientific Officer.

Furthermore, the Company and Dr. Mor have agreed to implement a change to Dr. Mor’s compensation arrangement such that, effective immediately, Dr. Mor will be compensated (including the Dr. Mor Compensation Changes) through an Israeli company co-owned by Dr. Mor, as opposed to the Company compensating Dr. Mor directly. The foregoing changes will have no effect on the amount of compensation owed to her, nor will it affect her engagement or position with the Company in any way and do not require shareholder approval.

All other employment terms shall remain unchanged. For further information on the compensation terms of Dr. Adi Mor, please see the section entitled “Executive Compensation—Executive Employment Agreements.”

The shareholders vote on this matter is binding under Israeli law and not merely advisory. If this proposal is not approved by the affirmative vote of our shareholders, the Company will not be authorized to implement the Dr. Mor Compensation Changes as described in this proxy statement.

The proposed Dr. Mor Compensation Changes were approved by our Compensation Committee and Board, reflect Dr Adi Mor's experience and are based on the comprehensive compensation survey provided to the Compensation Committee and the Board described above and the terms of our Compensation Policy. The proposed Dr. Mor Compensation Changes are consistent with our Compensation Policy.

Proposed Resolution

Shareholders are being asked to adopt the following resolution:

“RESOLVED, to approve an amendment to the terms of compensation for Dr. Adi Mor, the Company’s Chief Scientific Officer and Class III Director, as described in the proxy statement, dated April 28, 2022.”

Required Vote

The affirmative vote of the holders of a majority of the shares represented at the Annual General Meeting in person or by proxy and voting on the foregoing resolution is required.

Board Recommendation

Our Board recommends a vote “FOR” Proposal 2.

PROPOSAL NUMBER 3

TO APPROVE ADDITIONAL EQUITY GRANTS TO CERTAIN OF THE DIRECTORS OF THE COMPANY AND CERTAIN CHANGES TO THE
COMPANY’S DIRECTORS COMPENSATION PACKAGE, ALL IN COMPLIANCE WITH THE COMPANY'S COMPENSATION POLICY

Background

As approved by our shareholders, and as required by the Companies Law, we have adopted a Compensation Policy regarding the terms of office and employment of its “office holders” (as defined in the Companies Law), including cash compensation, equity-based awards, releases from liability, indemnification and insurance, severance and other benefits. Chemomab compensates its directors and senior management team in accordance with the recommendation of its Compensation Committee and, generally, subject to the approval of our Board and shareholders. That compensation will generally need to be consistent with the terms of our Compensation Policy, which will require periodic approval, in accordance with the requirements of the Companies Law. For a further discussion of this policy, including the cash and equity grant components specifically, see "Executive Compensation" above.

In addition to the Compensation Policy, on March 15, 2021, our shareholders approved certain actual compensation terms applicable to our current and future directors (the “Director Compensation Package”), pursuant to which (and among other terms) (i) our non-employee directors are entitled to receive an annual option grant of up to 0.05% of the Company’s share capital on a fully diluted basis, (ii) the chairman of our Board is entitled to receive an annual option grant of up to 0.2% of the Company’s share capital on a fully diluted basis and (iii) our non-employee directors are entitled to receive an annual cash fee of $35,000. The Director Compensation Policy implements terms for actual equity compensation that will be granted to directors on a regular basis and determines the annual cash fee that may be paid to non-employee directors. In accordance with the Companies Law, equity grants to our directors that are within the limitations of the Director Compensation Package require the approval of our Compensation Committee and Board, but not our shareholders, while any contemplated compensation made in excess of the Director Compensation Package will require the approval of our shareholders. Furthermore, any such compensation, including the annual cash fee payable to our non-employee directors, must be limited to the framework of the Director Compensation Package.

Our senior management has determined that it is in the best interests of the Company, and an appropriate reward for each of our non-executive director’s ongoing contributions to the Company’s success, to recommend that our Compensation Committee, Board and shareholders approve the following equity-based compensation grants to each of our non-executive directors, as more fully set forth below. Our senior management underscored in its discussion with the Compensation Committee and the Board that the current limitations of the Director Compensation Package do not adequately reflect the value provided to the Company by each of our non-executive directors. Our senior management specifically emphasized the Company’s reliance on each non-executive director’s expertise during the Company’s adjustment to life as a new public company, transition of new senior management (including our Chief Executive Officer and Chief Financial Officer) that occurred during the second half of 2021 and recent material changes to the Company’s clinical trial strategy. While the equity grants to our non-executive directors, as set forth below, are consistent with the limitations of the Compensation Policy, such amounts exceed the limitations of the Director Compensation Package. Accordingly, and in accordance with the Companies Law, our board of directors is seeking the approval of our shareholders for the following one time additional equity grants:

Name of Grantee	Number of Options	Vesting Schedule
Nissim Darvish	11,180	100% vesting upon the first anniversary of grant
Joel Maryles	11,180	100% vesting upon the first anniversary of grant
Alan Moses	11,180	100% vesting upon the first anniversary of grant
Claude Nicaise	11,180	100% vesting upon the first anniversary of grant
Neil Cohen	11,180	100% vesting upon the first anniversary of grant
Total	55,900

Furthermore, our Compensation Committee and Board believe it would reflect good corporate governance and be in the best interest of the Company to amend the Director Compensation Package such that the upper limit associated with certain equity-based and annual cash-based compensation to our current and future directors will be consistent with the limitations previously approved by our shareholders in connection with the Compensation Policy. In light of the foregoing, our Board recommends that our shareholders approve an amendment to the Director Compensation Package whereby (i) future annul equity grants to our directors will be limited to up to 0.4% of the Company’s share capital on a fully diluted basis (ii) future annual equity grants to the chairman of our Board will be limited to up to 1.0% of the Company’s share capital on a fully diluted basis and (iii) our non-employee directors (other than the chairman) shall be entitled to receive an annual cash fee of up to $50,000.

Proposed Resolution

Shareholders are being asked to adopt the following resolutions:

“RESOLVED, to approve the grants of options to purchase an aggregate of 55,900 ADSs to certain of the directors of the Company, and to amend the Director Compensation Package, effective immediately, such that (i) the upper limit on annual equity grants to our current and future directors shall be 0.4% of the Company’s share capital on a fully diluted basis,  (ii) the upper limited on annual equity grants to our current and future chairman of our Board shall be 1.0% of the Company’s share capital on a fully diluted basis and (iii) the annual cash fee payable to our non-employee directors will be $50,000, all as described in the proxy statement, dated April 28, 2022.”

Required Vote

The affirmative vote of the holders of a majority of the shares represented at the Annual General Meeting in person or by proxy and voting on the foregoing resolution is required.

Board Recommendation

Our Board recommends a vote “FOR” Proposal 3.

PROPOSAL NUMBER 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Under the Companies Law and our articles of association, the shareholders of our Company are authorized to appoint the Company’s independent auditors. Under our articles of association, our Board (or a committee, if it is so authorized by the Board) is authorized to determine the independent auditor’s remuneration. In addition, the approval by our Audit Committee of the independent auditor’s re-appointment and remuneration is required under the listing rules of the Nasdaq. Following the recommendation by our Audit Committee and Board, it is proposed that Somekh Chaikin, Tel Aviv, Israel, a member of KPMG International ("KPMG"), be reappointed as the independent auditors of the Company for the fiscal year ending December 31, 2022

A representative of KPMG is expected to be telephonically present at the Annual General Meeting, where he or she will be available to respond to appropriate questions and, if he or she desires, to make a statement.

Proposed Resolution

Shareholders are being asked to adopt the following resolution:

“RESOLVED, to approve and ratify the re-appointment of Somekh Chaikin, Tel Aviv, Israel, a member of KPMG International, as the independent auditors of the Company for the fiscal year ending December 31, 2022.”

Required Vote

The affirmative vote of the holders of a majority of the shares represented at the Annual General Meeting in person or by proxy and voting on the foregoing resolution is required.

Board Recommendation

Our Board recommends a vote “FOR” Proposal 4.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed for professional audit services and other services rendered to us by KPMG for our fiscal years ended December 31, 2021 and 2020.

	Fiscal Year Ended
	2021	2020
Audit Fees(1)	$173,000	$121,000
Audit-related Fees	—	—
Tax Fees(2)	29,000	35,000
All Other Fees(3)	—	—

Total Fees	$202,000	$156,000

(1)
“Audit Fees” consist of professional services rendered in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)	“Tax Fees” consist of fees for professional services for tax compliance, tax advice and tax planning.
(3)	“All other fees” consists of fees for services provided in connection with the assessment and reports of our compliance programs.

Auditor Independence

In 2021, there were no other professional services provided by KPMG that would have required our Audit Committee to consider their compatibility with maintaining the independence of KPMG.

Audit and Non-Audit Services Pre-Approval Policy

Our Audit Committee has the sole authority to approve the scope of the audit and any audit-related services, as well as all audit fees and terms. The Audit Committee must pre-approve any audit and non-audit services provided by our independent registered public accounting firm. The Audit Committee will not approve the engagement of the independent registered public accounting firm to perform any services that the independent registered public accounting firm would be prohibited from providing under applicable laws, rules and regulations, including those of self-regulating organizations. The Audit Committee will approve permitted non-audit services by our independent registered public accounting firm only if it determines that using a different firm to perform such services will be less efficient or cost-effective. The Audit Committee reviews and pre-approves the statutory audit fees that can be provided by the independent registered public accounting firm on an annual basis.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed with the SEC nor shall this information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

Our Audit Committee consists of Chair, Joel Maryles, and members, Alan Moses and Claude Nicaise. The Board has determined that each Audit Committee member is “independent,” as independence for Audit Committee members is defined in the applicable Nasdaq listing standards and rules of the SEC. The Board also determined that all members of the Audit Committee are financially literate, and Mr. Maryles has been designated as an Audit Committee financial expert, as such term is defined in Item 407 of Regulation S-K. Although designated as Audit Committee financial experts, the Audit Committee Chair and members are not accountants for the Company nor, under SEC rules, an “expert” for purposes of the liability provisions of the Securities Act or for any other purpose.

The role of the Audit Committee is to (a) oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements; (b) oversee the Company’s compliance with legal and regulatory requirements; (c) oversee the performance of the Company’s internal audit function; (d) take, or recommend that the Board of the Company take, appropriate action to oversee the qualifications, independence and performance of the Company’s independent auditors; and (e) prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

The Audit Committee influences the overall tone for quality financial reporting, sound internal controls, and ethical behavior. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, for the appropriateness of the accounting and reporting policies that are used by the Company, and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles, expressing an opinion on the effectiveness of internal control over financial reporting, and for reviewing the Company’s interim consolidated financial statements.

The independent auditors report directly to the Audit Committee. The Audit Committee has the sole authority and responsibility to recommend to the Board the nomination of the independent auditors for approval by the stockholders on an annual basis. The Audit Committee is directly responsible for the appointment, retention, termination, compensation, retention, evaluation and oversight of the work of the independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

In 2021, the Audit Committee routinely met and held discussions with management and KPMG, the Company’s independent registered public accounting firm. The Audit Committee discussed with management and KPMG regarding the Company’s audited consolidated financial statements and policies and procedures designed to reduce the likelihood of events of non-compliance with rules and regulations, including discussions of the quality, not just the acceptability, of accounting policies and principles, significant judgments and estimates, system of internal control over financial reporting, and clarity of disclosures, including items reported as Critical Auditing Matters in the report of the independent auditor (if required). The Audit Committee reviewed the annual plan and scope of work to be performed by KPMG, and met outside of the presence of management with KPMG to discuss their respective audit results, evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. Consistent with the requirements of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, the Audit Committee discussed with the Company those matters required to be discussed pursuant to PCAOB Auditing Standard 1301, “Communications with Audit Committees,” and the rules of the SEC.

The Audit Committee also discussed with KPMG the firm’s independence from the Company and its management team, and reviewed the written disclosures and letter from KPMG pursuant to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services, if any, with KPMG’s independence.

Based upon the reports and discussions described above, the Audit Committee, in accordance with its responsibilities, recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report.

The Audit Committee:

Joel Maryles (Chair)
Alan Moses
Claude Nicaise

ANNUAL REPORT AND RELATED REPORTS TO SHAREHOLDERS

Our Annual Report will be distributed to all shareholders entitled to vote along with the proxy materials. Additional copies of our Annual Report are available on the Internet at http://www.sec.gov and http://www.chemomab.com and are also available in paper form without charge upon written request to Chemomab Therapeutics Ltd., Kiryat Atidim, Building 7, Tel-Aviv, Israel 6158002.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are shareholders of our company will be “householding” our proxy materials. A single proxy statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholder. Once a shareholder has received notice from its broker that it will be “householding” communications to such shareholder’s address, “householding” will continue until such shareholder is notified otherwise or until such shareholder notifies its broker or us that it no longer wishes to participate in “householding.” If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive a separate proxy statement and annual report (for annual meetings) in the future, such shareholders may (1) notify its broker or (2) direct its written request to: Chemomab Therapeutics Ltd., Kiryat Atidim, Building 7, Tel-Aviv, Israel 6158002. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to such shareholders at a shared address to which a single copy of the documents was delivered.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our ordinary shares (the “Reporting Persons”) to file with the SEC reports regarding their ownership and changes in ownership of our equity securities. Based on a review of the copies of the reports furnished to us, we believe the Reporting Persons complied with all applicable Section 16(a) filing requirements.

Other Matters

The board of directors currently knows of no other business to be transacted at the Annual General Meeting, other than as set forth in the Notice of Annual General Meeting of Shareholders; but, if any other matter is properly presented at the Annual General Meeting, the persons named in the enclosed form of proxy will vote upon such matters in accordance with their best judgment.

Shareholder Proposals

Shareholders interested in submitting a proposal for inclusion in our proxy materials for our 2023 Annual General Meeting may do so by following the procedures set forth in Rule 14a-8 promulgated by the SEC under the Exchange Act. To be eligible for inclusion in such proxy materials, our Corporate Secretary (or, in the absence thereof, by the Chief Executive Officer of the Company) must receive shareholder proposals no later than January 4, 2023. If a shareholder proposal is received after March 21, 2023, we may vote in our discretion as to the proposal all of the shares for which we have received proxies for the 2023 Annual General Meeting.

Furthermore, Section 66(b) of the Companies Law allows shareholders who hold at least 1% of our outstanding ordinary shares to submit a request to include a proposal on the agenda of a general meeting of our shareholders. Such request made by an eligible shareholder must be received by us no later than May 5, 2022.

Where to Find More Information

Our reports on Forms 10-K, 8-K and formerly on Forms 20-F and 6-K and all amendments to those reports are available without charge through our website, www.chemomab.com, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Our Code of Business Conduct and Code of Ethics, and our Committee Charters are also available at our website located at https://www.chemomab.com/. Information contained on, or accessible through, our website does not form a part of this proxy statement and is not incorporated by reference herein. You may request a copy of our SEC filings, as well as the foregoing corporate documents, at no cost to you, by writing to the Company address appearing in this proxy statement or by calling us at +972-77-33-10156.

Our SEC filings and submissions are also available to the public from commercial document retrieval services and at the Internet at http://www.sec.gov.

Annual General Meeting of	Annual Meeting of Chemomab Therapeutics Ltd.
Chemomab Therapeutics Ltd.	to be held on June 7, 2022
For Holders as of April 28, 2022
Date: June 7, 2022
See Voting Instruction On Reverse Side.
Please make your marks like this: ☒ Use pen only

		For	Against	Abstain

     ● Mark, sign and date your Voting Instruction Form.
     ● Detach your Voting Instruction Form.
     ● Return your Voting Instruction Form in the postage-paid envelope provided.

All votes must be received by 12:00 p.m. EST, on May 31, 2022.

PROXY TABULATOR FOR
CHEMOMAB THERAPEUTICS LTD.
P.O. BOX 8016
CARY, NC 27512-9903

1.
To re-elect each of Messrs. Nissim Darvish and Joel Maryles for a term of three years as a Class I director of the Company, until the Company’s annual general meeting of the shareholders to be held in 2025 and until his respective successor is duly elected and qualified:

	1a. Nissim Darvish	☐	☐	☐
	2a. Joel Maryles	☐	☐	☐

2.	To approve the amended terms of compensation for Adi Mor, the Company’s Co-Founder, Chief Scientific Officer, and Class III Director.	☐	☐	☐

3.	To approve additional equity grants to certain of the Company's directors and certain changes to the Company’s director compensation package, all in compliance with the Company's Compensation Policy.	☐	☐	☐

4.	To ratify the appointment of Somekh Chaikin, a Member Firm of KPMG International, as our independent registered public accounting firm for the year ending December 31, 2022.	☐	☐	☐

EVENT #

CLIENT #
Authorized Signatures - This section must be
completed for your instructions to be executed.

	Please Sign Here			Please Date Above

	Please Sign Here			Please Date Above

Chemomab Therapeutics Ltd. Instructions to The Bank of New York Mellon, as Depositary (Must be received prior to 12:00 p.m. EST on May 31, 2022)

The undersigned registered owner of American Depositary Shares hereby requests and instructs The Bank of New York Mellon, as Depositary, to endeavor, in so far as practicable, to vote or cause to be voted the amount of Shares or other Deposited Securities represented by such Shares of Chemomab Therapeutics Ltd. registered in the name of the undersigned on the books of the Depositary as of the close of business on April 28, 2022 at the Annual General Meeting of the Shareholders of Chemomab Therapeutics Ltd. to be held on June 7, 2022 or any postponement or adjournment thereof in respect of the resolutions specified on the reverse.

NOTES:
1. Please direct the Depositary how it is to vote by placing an “X” in the appropriate box opposite each agenda item.